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                                                                     EXHIBIT 8.1

                   [MICHAEL BEST & FRIEDRICH LLP LETTERHEAD]



                              [FORM OF TAX OPINION]

First Federal Capital Corp.
605 State Street
La Crosse, WI  54601

American Community Bankshares, Inc.
400 Scott Street
Wausau, WI 54403

Ladies and Gentlemen:

         We have acted as counsel to First Federal Capital Corp. ("First Federal") in connection with the proposed merger (the "Merger") of American Community Bankshares, Inc. ("American"), with and into First Federal, pursuant to the terms of the Agreement and Plan of Merger dated as of May 23, 2001, (the "Agreement") between First Federal and American. At your request and pursuant to
Section 7.2 of the Agreement, we are rendering our opinion on certain federal income tax consequences of the Merger. Capitalized terms not otherwise defined herein have the meanings specified in the Agreement.

         In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement;
(ii) the Prospectus of First Federal and the Proxy Statement of American included as part of the Registration Statement on Form S-4 filed by First Federal with the Securities and Exchange Commission (the "Proxy Statement-Prospectus"); and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by us prior to the Effective Time of certain written factual representations from First Federal and American.

         Based upon and subject to the foregoing, and the conditions and limitations expressed elsewhere herein, it is our opinion that:

         1.   The Merger will qualify as a reorganization within the meaning of
              Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and First Federal and American will be "parties to a reorganization" within the meaning of Section 368(b) of the Code.



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First Federal Capital Corp.
American Community Bankshares, Inc.

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         2.   Neither American nor First Federal will recognize any gain or loss as a result of the Merger.

         3. No gain or loss will be recognized by the shareholders of American who exchange their American stock solely for First Federal stock (except that a shareholder will be required to recognize gain with respect to any fractional share for which cash is received, determined as though such fractional share had been redeemed).

         4. Those shareholders of American who perfect dissenters' rights according to the terms set forth in the Wisconsin dissenters' rights statutes will recognize gain or loss equal to the difference between the amount of cash they receive and their aggregate tax basis in their American stock.

         5. The initial adjusted tax basis of the First Federal stock received by an American shareholder will be the same as the tax basis the shareholder had in his or her American stock immediately prior to the Merger (adjusted for any fractional shares deemed to have been redeemed as referred to above).

         6. The holding period of the First Federal stock will include the holding period of shares of American stock surrendered in exchange therefor, provided that such shareholder held such American stock as a capital asset within the meaning of Section 1221 of the Code on the Effective Time.

         This opinion may not be applicable to American shareholders who received their American stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States. Our opinions are based on the Code, Treasury Regulations thereunder, administrative rulings and practice and court decisions as of the date hereof. All the foregoing are subject to change (which change could be retroactive), and any such change could affect the continuing validity of our opinions.

         Our opinions are not binding on the Internal Revenue Service (the "Service") and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of our opinions or that our opinions will be upheld by the courts if challenged by the Service. Our opinions are not guarantees.

         We assume no obligation or responsibility to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention, any changes in laws that may hereafter occur, or to inform you of any change in circumstances occurring after the date of these opinions that would alter the opinions rendered herein.

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First Federal Capital Corp.
American Community Bankshares, Inc.

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         As noted above, our opinions are based on the documents and assumptions referred to herein, and upon certain representations made to us by First Federal and American. If any such document, assumption or representation is inaccurate in any material respect now or on the Effective Time, any or all of our opinions may become inapplicable.

         This opinion is solely for the benefit of First Federal and American and their respective shareholders and may not be relied upon in any manner by any other person or entity.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 in respect of the shares of First Federal Common Stock to be issued in the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement-prospectus included therein. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.


                                                Very truly yours,

                                           MICHAEL BEST & FRIEDRICH LLP